UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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SENSIVIDA MEDICAL TECHNOLOGIES, INC.
  (Name of Registrant as Specified In Its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SENSIVIDA MEDICAL TECHNOLOGIES, INC.
77 Ridgeland Road
Henrietta, NY 14623
(585) 413-9080

  Notice of Action by Written Consent of Shareholders to be Effective May 21, 2010

Dear Stockholder:

SensiVida Medical Technologies, Inc., a New Jersey corporation. (the "Company"), hereby notifies our stockholders of record on March 23, 2010 that stockholders holding approximately 51.71% of the voting power have approved, by written consent in lieu of a special meeting on March 1, 2010 the following proposals:

Proposal	1	To amend our Restated Certificate of Incorporation to provide for the issuance of 10,000,000 shares of Series A Preferred Stock.

Proposal	2
To amend our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 19,995,000 to 89,000,000 and to increase in the number of shares of blank check preferred stock from 5,000 to 1,000,000.

This Information Statement is first being mailed to our stockholders of record as of the close of business on March 23, 2010.  The action contemplated herein will not be effective until May 21, 2010, a date which is at least 20 days after the date on which this Information Statement is first mailed to our stockholders of record.  You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
 YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action is taken by consent of the holders of a majority of the shares outstanding, pursuant to New Jersey law.  Proxies are not being solicited because stockholders holding approximately 51.71% of the issued and outstanding voting capital stock of the Company hold more than enough shares to effect the proposed action and have voted in favor of the proposals contained herein.

/s/ Jose Mir President and Chief Executive Officer

77 Ridgeland Road
Henrietta, NY 14623
April 28, 2010

SENSIVIDA MEDICAL TECHNOLOGIES, INC.
77 Ridgeland Road
Henrietta, NY 14623

  INFORMATION STATEMENT

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being furnished to the stockholders of SensiVida Medical Technologies, Inc., a New Jersey corporation (the “Company”), in connection with the adoption of an Amendment to our Restated Certificate of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On March 1, 2010 our Board of Directors approved and, on March 1, 2010 the holders of a majority of our voting capital stock approved an amendment to our Restated Certificate of Incorporation (the “Amendment”) to provide for the increase of the total number of authorized, issued and outstanding shares of the Company’s common stock, par value $.01 per share (“Common Stock”) and the issuance of Series A preferred, par value $.01 per share (“Preferred Stock”). This action will become effective on the date of filing the Amendment with the New Jersey Secretary of State (the “Effective Date”) in accordance with the relevant sections of the New Jersey Business Corporation Law.

Dissenters' Right of Appraisal

The New Jersey Business Corporation Law does not provide for dissenter's rights of appraisal in connection with the proposed action.

Voting Securities

As of the date of this information statement, our voting securities consist of our common stock, par value $0.01 per share, of which 15,865,612 shares are outstanding.  Approval of the Amendment  requires the affirmative consent of a majority of the shares of our Common Stock issued and outstanding at March 23, 2010 (the “Record Date”).  The quorum necessary to conduct business of the stockholders consists of a majority of the Common Stock issued and outstanding as of the Record Date.

Stockholders who beneficially own an aggregate of shares of our Common Stock, or approximately 50.3% of the total issued and outstanding shares of Common Stock are the “Consenting Stockholders.”   The Consenting Stockholders have  the power to vote all of their shares of our Common Stock, which number exceeds the majority of the issued and outstanding shares of our Common Stock on the date of this information statement.  The Consenting Stockholders have consented to the proposed action set forth herein and had and have the power to pass the proposed corporate action without the concurrence of any of our other stockholders.

The approval of this action by written consent is made possible by Section 14A:5-6 of the New Jersey Business Corporation Act, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our voting securities.

Pursuant to Section 14A:5-6 of the New Jersey Business Corporation Act, we are required to provide prompt notice of the taking of the corporate action described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as such notice. This Information Statement will be mailed on or about April_, 2010 to stockholders of record as of the Record Date, and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters' Right of Appraisal

The New Jersey General Corporation Law does not provide for dissenter's rights of appraisal in connection with the proposed action.

PROPOSAL 1 - AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO ISSUE SERIES A CONVERTIBLE PREFERRED STOCK

The Company has received stockholder approval to amend its Restated Certificate of Incorporation, as currently in effect (the “Charter”), to provide for the authorization of 10,000,000 shares of Series A Convertible Preferred Stock. Article 2 of the  Charter is expected to be amended to read as follows:

“(a) The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000, 89,000,000 of which shall be Common Stock, $.01 par value per share, and 11,000,000 of which shall be Preferred Stock, $.01 par value per share.  10,000,000 shares of Preferred Stock are designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and 1,000,000 shares of Preferred Stock which shall have all preferences and characteristics to be determined by the Corporation’s Board of Directors on a case-by-case basis, prior to issuance but subject to compliance with the requirements of Sections 14A:9-2(2) and 14A:9-4 of the New Jersey Business Corporation Act.  The Series A Preferred Stock shall have the following relative rights, preferences and limitations:

(i) Interest. The Series A Preferred Stock shall bear interest at 12% per annum, such interest to accrue and be paid in cash at the end of three (3) years from the date of issuance of the Series A Preferred Stock or in shares of Common Stock if the holder of the Series A Preferred Stock elects to convert the Series A Preferred Stock

(ii) Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends, whether in cash or stock, in preference to the holders of Common Stock.

(iii) Liquidation. The holders of the Series A Preferred Stock shall be entitled to a preference over holders of Common Stock with regard to distribution of assets in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.  For any and all purposes of this Certificate of Incorporation, neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation, nor any other transaction or series of transactions having the effect of a reorganization shall be deemed to be a liquidation, dissolution or winding-up of the Corporation;

(iv) Voting. The shares of Series A Preferred Stock shall not entitle the holder thereof to have any right to vote or to receive any notice of any meeting of the holders of the Corporation's stock or to exercise any voting power.

(v) Conversion. The Series A Preferred Stock may, at any time for a period of three (3) years from the date of its issuance, at the option of the holders thereof, be converted into Common Stock at a price of $0.35 per share (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like).

(vi) Method of Conversion. To exercise the conversion privilege, the holder of any shares of Series A Preferred Stock shall surrender the certificate or certificates for such shares of Series A Preferred Stock accompanied by proper instruments of surrender to the Corporation at its principal office. The certificate or certificates for such shares of Series A Preferred Stock shall also be accompanied by a written notice to the effect that the holder elects to convert such shares of Series A Preferred Stock and stating the name or names in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the receipt of such notice and the surrender of such shares of Series A Preferred Stock, the Corporation shall issue and deliver to such holder or to the written order of such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock. Such conversion shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation and such Series A Preferred Stock shall have been surrendered as hereinabove provided. The shares of Series A Preferred Stock so converted shall not be reissued and shall be retired and canceled as provided by law. All shares of Common Stock which may be issued upon conversion of the Series A Preferred Stock shall, upon issuance, be validly issued, fully paid, and nonassessable by the Corporation.

(iii) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares the full number of Common Shares deliverable upon the conversion of all the then outstanding Series A Preferred Stock and shall take such action to obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Shares upon the conversion of the Series A Preferred Stock.”

The Consenting Stockholders have voted in favor of approving the amended Charter.  With the approval of the Consenting Stockholders, the amended Charter will become effective upon its filing with the Secretary of  State of the State of New Jersey.

Purpose and Effect of the Proposed Amendment

The Board of Directors of the Company believes it is in the best interests of the Company to provide for the authorization of  the Series A Preferred Stock to allow the Company to raise up to $10,000,000 to allow the Company to achieve its business plan.

The Company requires financing to commercialize the medical devices it is developing to automate the analysis and gather the data for allergy testing, glucose monitoring, blood coagulation testing, new tuberculosis testing, and cholesterol monitoring.  The Company has no revenues, incurred significant losses from operations, has an accumulated deficit and a highly leveraged position that raises substantial doubt about its ability to continue as a going concern.  The Company expects to incur substantial expenditures to further the development and commercialization of its products.  To allow the Company to achieve its business plan the Company has engaged Jesup & Lamont Securities Corporation to raise through its selling group up to $10,000,000 through the sale of Series A preferred stock The terms of the Series A Preferred Stock are set forth in the proposed amendment to the Company’s restated certificate of incorporation.

The amended Charter will alter the rights, privileges or preferences of the holders of the Company’s common stock since the holders of Series A Preferred Stock will have a preference to the holders of common stock in terms of any dividends distributed to the holders of the Company’s capital stock and in the event of a liquidation of the Company and the distribution of the Company’s assets to holders of the Company’s capital stock.  In addition, the holders of Series A Preferred Stock will be diluted in terms of earnings per share, voting power and share holdings by the issuance of shares of the Company’s common stock upon conversion of the Series A preferred Stock which can be converted for a period of three years from the date of its issuance at a conversion price of $.35 per share of common stock in addition to the warrants that will be issued b the Company to the holders of the Series A Preferred Stock.  The warrants will have an exercise price of $.35 per share and will allow the holder of the Series A Preferred Stock to receive 50% of the shares of common stock received upon conversion of the Series A Preferred Stock.  The warrants will be exercisable for a period of three years from the date of their issuance.

 PROPOSAL 2 - AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK FROM 19,995,000 to 89,000,000 AND TO INCREASE THE
NUMBER OF BLANK CHECK PREFERRED STOCK FROM 5,000 TO 1,000,000.

The Company has received stockholder approval to amend its Charter to increase the number of authorized shares of Common Stock, par value $0.01 per share, from 19,995,000 to 89,000,000 and to increase in the number of shares of blank check preferred stock from 5,000 to 1,000,0000.  Article 3 of the Charter is expected to be amended to read as follows:

“(a) The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000, 89,000 000 of which shall be Common Stock, $.01 par value per share, and 11,000,000 of which shall be Preferred Stock, $.01 par value per share.  10,000,000 shares of Preferred Stock are designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and 1,000,000 shares of Preferred Stock which shall have all preferences and characteristics to be determined by the Corporation’s Board of Directors on a case-by-case basis, prior to issuance but subject to compliance with the requirements of Sections 14A:9-2(2) and 14A:9-4 of the New Jersey Business Corporation Act.  The Series A Preferred Stock shall have the following relative rights, preferences and limitations:

(i) Interest. The Series A Preferred Stock shall bear interest at 12% per annum, such interest to accrue and be paid in cash at the end of three (3) years from the date of issuance of the Series A Preferred Stock or in shares of Common Stock if the holder of the Series A Preferred Stock elects to convert the Series A Preferred Stock

(ii) Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends, whether in cash or stock, in preference to the holders of Common Stock.

(iii) Liquidation. The holders of the Series A Preferred Stock shall be entitled to a preference over holders of Common Stock with regard to distribution of assets in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.  For any and all purposes of this Certificate of Incorporation, neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation, nor any other transaction or series of transactions having the effect of a reorganization shall be deemed to be a liquidation, dissolution or winding-up of the Corporation;

(iv) Voting. The shares of Series A Preferred Stock shall not entitle the holder thereof to have any right to vote or to receive any notice of any meeting of the holders of the Corporation's stock or to exercise any voting power.

(v) Conversion. The Series A Preferred Stock may, at any time for a period of three (3) years from the date of its issuance, at the option of the holders thereof, be converted into Common Stock at a price of $0.35 per share (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like).

(vi) Method of Conversion. To exercise the conversion privilege, the holder of any shares of Series A Preferred Stock shall surrender the certificate or certificates for such shares of Series A Preferred Stock accompanied by proper instruments of surrender to the Corporation at its principal office. The certificate or certificates for such shares of Series A Preferred Stock shall also be accompanied by a written notice to the effect that the holder elects to convert such shares of Series A Preferred Stock and stating the name or names in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the receipt of such notice and the surrender of such shares of Series A Preferred Stock, the Corporation shall issue and deliver to such holder or to the written order of such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock. Such conversion shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation and such Series A Preferred Stock shall have been surrendered as hereinabove provided. The shares of Series A Preferred Stock so converted shall not be reissued and shall be retired and canceled as provided by law. All shares of Common Stock which may be issued upon conversion of the Series A Preferred Stock shall, upon issuance, be validly issued, fully paid, and nonassessable by the Corporation.

(iii) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares the full number of Common Shares deliverable upon the conversion of all the then outstanding Series A Preferred Stock and shall take such action to obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Shares upon the conversion of the Series A Preferred Stock.

The Consenting Stockholders have voted in favor of approving the amended Charter.  With the approval of the Consenting Stockholders, the amended Charter will become effective upon its filing with the Secretary of State of the State of New Jersey.

Current Use of Shares

As of March 30, 2010, there were:

•   15,865,612 shares of Common Stock outstanding

•   4,500 shares of series A Preferred Stock outstanding, each Series A being convertible into 215 shares of Common Stock.

•   1,694,149 shares subject to issuance upon the conversion of our outstanding convertible promissory notes based upon the principal balance of $592,952 and the conversion price of $0.35; and

•   300,000 shares available for grant under our 1999 Incentive Stock Option Plan.

•   50,000 warrants issued to William M. Baker to acquire shares of Common Stock

Purpose and Effect of the Proposed Amendment

The proposed increase in the number of authorized shares of Common Stock is necessary in order to provide flexibility to issue shares for general corporate purposes that may be identified in the future including, but not limited to, funding the acquisition of other companies, raising equity capital through the issuance of shares of Common Stock, Preferred Stock or debt or equity securities convertible or exercisable into shares of Common Stock, or in the case of Common Stock, adopting additional employee benefit plans or reserving additional shares for issuance under existing plans. No additional action or authorization by stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our Common Stock is then listed or quoted. Examples of circumstances in which further stockholder authorization generally would be required for issuance of such additional shares include (a) transactions that would result in a change of control of the Company, and (b) adoption of, increases in shares available under, or material changes to equity compensation plans. We have no current plans, proposals or arrangements to engage in any corporate transactions that would require the issuance of the additional shares being authorized pursuant to this proposal.

The additional authorized shares would become part of the existing class of Common Stock, and the amendment would not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock. The Company stockholders do not have preemptive rights with respect to our Common Stock. Should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of Common Stock could have a dilutive effect on the earnings per share, voting power and share holdings of current stockholders.

Anti−takeover Provisions

We are not introducing this proposal with the intent that it be utilized as a type of anti−takeover device. However, this action could, under certain circumstances, have an anti−takeover effect. For example, in the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing shares of Common Stock or Preferred Stock, which would effectively dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. Further, we could issue additional shares in a manner that would impede the efforts of stockholders to elect directors other than those nominated by the then current Board of Directors. These potential effects of the proposed increase in the number of authorized shares could limit the opportunity for the Company stockholders to dispose of their shares at the higher price generally available in takeover attempts or to elect directors of their choice.

The following is a description of other anti−takeover provisions in our charter documents and other agreements. We have no current plans or proposals to enter into any other arrangement that could have material anti−takeover consequences.

Certificate of Incorporation and Bylaws

Other provisions of the Company’s Certificate of Incorporation and bylaws may have the effect of deterring unsolicited attempts to acquire a controlling interest in the Company or impeding changes in our management. Preferred Stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that we determine to issue any shares of Preferred Stock, a certificate of designation containing the rights, privileges, and limitations of this series of Preferred Stock will be filed with the Secretary of State of the State of New Jersey. The effect of this Preferred Stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and New Jersey law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by our stockholders, and may adversely affect the voting and other rights of the holders of 1our Common Stock.

Our Certificate of Incorporation does not provide our stockholders with cumulative voting rights. Our bylaws provide that only our President, our Board of Directors and the Chairman of our Board of Directors may call a special meeting of stockholders.

We are not aware of any attempt to take control of the Company and are not presenting this proposal with the intent that it be utilized as a type of anti−takeover device. The proposal is being made at this time to make available a sufficient number of shares of Common Stock and Preferred Stock to meet the Company’s current potential obligations to issue Common Stock and to provide us with greater flexibility to issue shares for general corporate purposes that may be identified in the future.
_____________________________
1

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2010, certain information concerning the beneficial ownership of common stock by (i) each person known by the company to be the owner of more than 5% of the outstanding common stock, (ii) each director, (iii) our  executive officers, and (iv) all directors and executive officers as a group. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The calculation of the percentage owned is based on 15,865,612 shares outstanding.

Stockholders, Management and Directors	Shares Beneficially Owned	Percentage of Outstanding Shares Owned
Peter Katevatis	2,061,708	13.0%

Jose Mir	1,420,454	9.0%

Kamal Sarbadhikari	1,420,454	9.0%

Eduardo Cabrera	122,713	*

Frank D. Benick	9,187	*

David R. Smith	0	0

All directors and executive officers as a group (5 persons)	5,034,527	31.7%

Cormac O”Connell	2,679,032	16.9%

William M. Baker	1,189,211[2]	7.5%

Infotonics Technology Center	592,424	3.7%

(1)	Mr. Sarbadhikari resigned on December 31, 2009 as President and a member of our Board of Directors for health reasons.

(2)
Includes 967,937 shares of common stock issuable upon conversion of shares of the proposed Series A Preferred Stock into which Mr. Baker has agreed to convert his existing 4,500 shares of series A preferred stock.

*	Beneficial ownership of less than 1% is omitted.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of an information statement.

Security holders sharing an address and receiving a single copy may request to receive a separate information statement at SensiVida Medical Technologies, Inc.  Security holders sharing an address can request delivery of 77 Ridgeland Road, Henrietta, NY 14623 a single copy of information statements if they are receiving multiple copies may also request to receive a separate information statement at SensiVida Medical Technologies, Inc., 77 Ridgeland Road, Henrietta, NY 14623, telephone: (585) 413-9080.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our outstanding Common Stock, file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC to furnish us with copies of all such reports they file.  Specific due dates for such reports have been established by the SEC and we are required to disclose any failure to file reports by such dates.  We believe that during the fiscal year ended December 31, 2009, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

We will provide, upon request and without charge, to each shareholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements and financial statement schedule information included therein, as filed with the SEC. You are encouraged to review the Annual Report together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting SensiVida Medical Technologies, Inc., 77 Ridgeland Road, Henrietta, NY 14623, telephone: (585) 413-9080.

Date: April 28, 2010	SensiVida Medical Technologies, Inc.

By Order of the Board of Directors

	By:	/s/ Jose Mir
Jose Mir
President and Chief Executive Officer